EXHIBIT 2.2

                            ADDENDUM A TO AGREEMENT

             THIS ADDENDUM A to the Agreement dated 30th day of May, 2007 is made and entered into on July 5, 2007, by and among NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION, a Delaware corporation ("NAGM"), and SHAANXI CHAN JIANG SI YOU NENG YUAN FA ZHANG GUFENG YOU XIAN GONG SI ("CHAN JIANG"), a P.R.China corporation, and the ultimate shareholders of CHAN JIANG ("Seller").

                                  BACKGROUND

             SHAANXI CHAN JIANG SI YOU NENG YUAN FA ZHANG GUFENG YOU XIAN GONG SI. is an energy research and development company in Shaanxi Province.

             North American Gaming and Entertainment Corporation ("NAGM") was incorporated under the laws of the state of Delaware in 1969 and was previously engaged in the amusement and recreation industry with operations in video gaming and video poker located in the southern United States. In 2001, NAGM sold its remaining operations and devoted its activities to the location and acquisition of a private entity or other suitable assets. Since 2001, NAGM has not engaged in operations and has generated only limited revenues.

             The parties have executed a comprehensive AGREEMENT CONCERNING THE EXCHANGE OF STOCK, originally dated May 30, 2007, under which they expect to complete a reverse acquisition. Under the terms of the Agreement, a deposit was to be delivered pursuant to paragraph 1.2 and various other timetables were established.

       Chang Jiang encountered an unanticipated delay in obtaining requisite permission to transfer the deposit proceeds from the Peoples Republic of China to the United States. The parties believe that the issue has now been resolved and wish to proceed with the Agreement, subject to this Addendum.

IT IS THEREFORE AGREED:

       1. The effective date of the Agreement between the parties shall be amended from May 30, 2007 to July 5, 2007.

       2. The Closing Date under the Agreement will be amended to August 28, 2007, provided that all regulatory approvals have been obtained. If regulatory approval has not been obtained by the closing date, either party may terminate the Agreement under its terms.

       3. NAGM may terminate the Agreement if Chang Jiang fails to make the deposit required under paragraph 1.2 of the Agreement within three days of the date of this Addendum.

       4. All dates and timetables under the Agreement shall be amended to reflect the changed start date, but all other terms and conditions shall remain in full force and effect.

       5. To the extent that the exchange of securities under the Agreement is effected in reliance upon Regulation S as promulgated by the Securities & Exchange Commission under the Securities Act of 1933, as amended, the Agreement and the exchange shall be conditioned upon a favorable opinion of counsel that the issuance is in strict compliance with the provisions of Category 3 of Rule 903 of Regulation S. Both NAGM and Chang Jiang shall require a properly executed Regulation S subscription Agreement acknowledging the receipt of legended stock, the duration of the restricted period, and the Company shall refuse to register any transfer of shares not made in accordance with Regulation under Rule 903.

       6. This Addendum shall be made a part of the Agreement as fully as if set out therein, and all provisions of that Agreement in conflict with this Addendum shall be deemed modified and controlled by this Addendum.

IN WITNESS WHEREOF, the parties have accepted this Addendum on the date above written.

                                    NORTH AMERICAN GAMING AND ENTERTAINMENT
                                    CORPORATION

                                    By:   /s/ E. H. Hawes, II
					  -------------------
					      E. H. Hawes, II, CEO

                                    SHAANXI CHAN JIANG SI YOU NENG YUAN GU FENG
                                    YOU XIANG GONG SI.


                                    By:   /s/ Chen Wei Dong
					  -----------------
                                          Chen Wei Dong, CEO